EXHIBIT 10.07


                    EMPLOYMENT AGREEMENT OF RICHARD OLICKER

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                              EMPLOYMENT AGREEMENT


         EMPLOYMENT AGREEMENT, dated as of January 3, 2001, by and between Steven Madden, Ltd., a Delaware corporation (the "Company"), and RICHARD OLICKER, an individual residing at 351 East 84th Street, Apt. 18D, New York, NY 10028 (the "Executive").

                             W I T N E S S E T H :
                             - - - - - - - - - -

         WHEREAS, the Company desires to secure the services of the Executive upon the terms and conditions hereinafter set forth; and

         WHEREAS, the Executive desires to render services to the Company upon the terms and conditions hereinafter set forth.

         NOW, THEREFORE, the parties mutually agree as follows:

         SECTION 1. EMPLOYMENT. The Company hereby employs Executive and the Executive hereby accepts such employment, as the Company's Executive Vice President and Chief Operating Officer, subject to the terms and conditions set forth in this Agreement.

         SECTION 2. DUTIES; EXCLUSIVE SERVICES; BEST EFFORTS. The Executive shall perform all duties incident to the position of Executive Vice President and Chief Operating Officer as well as any other duties as may from time to time be assigned by the President of the Company or her designee, and agrees to abide by all By-laws, policies, practices, procedures or rules of the Company. The Executive agrees to devote his best efforts, energies and skill to the discharge of the duties and responsibilities attributable to his position, and to this end, he will devote his full business time and attention exclusively to the business and affairs of the Company. The Executive also agrees that he

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shall not take personal advantage of any business opportunities which arise during his employment and which may benefit the Company. All material facts regarding such opportunities must be promptly reported to the President for consideration by the Company. Notwithstanding the foregoing, the Executive may donate his time and efforts to charitable causes so long as such endeavors do not effect his ability to perform his duties under this Agreement.

         SECTION 3.    TERM OF EMPLOYMENT; VACATION.

                  (a) Unless extended in writing by both the Company and the Executive, the term of the Executive's employment shall be for a period of twenty four (24) months commencing on the date hereof, subject to earlier termination by the parties pursuant to Sections 5 and 6 hereof (the "Term").

                  (b) The Executive shall be entitled to three (3) weeks vacation during each year of the Term.

         SECTION 4.    COMPENSATION OF EXECUTIVE.

                  4.1 SALARY. The Company shall pay to Executive a base salary of Two Hundred Twenty Five Thousand ($225,000) dollars per annum, subject to increases in accordance with the terms of the last sentence of this Section 4.1 (the "Base Salary"), less such deductions as shall be required to be withheld by applicable law and regulations. The Base Salary payable to Executive shall be paid at such regular weekly, biweekly or semi-monthly time or times as the Company makes payment of its regular payroll in the regular course of business. Commencing on the first anniversary of the date hereof, and on each anniversary thereafter during the Term, the Base Salary shall be increased by 5% of the then Base Salary.

                  4.2 SIGNING BONUS. On the date hereof and upon the execution of this Agreement by the parties, the Executive shall receive non-qualified stock options (or in lieu thereof, at Executive's option, and to the extent available, incentive stock options) exercisable for an aggregate of 75,000 shares at an exercise price equal to the closing price of the Company's common

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stock on January 2, 2001 as reported by The Nasdaq Stock Market. The option shall vest in four equal installments on the last day of each fiscal quarter commencing on March 31, 2001.

                  4.3  PERFORMANCE BONUSES.

         (a) During the term of this Agreement, the Executive shall be entitled to receive a cash performance bonus based upon the Company's net earnings before the payment of interest expenses and taxes and deductions for depreciation ("EBIT-D") as reflected on the Company's annual report on Form 10-K (or its annual financial statements in the event that the Company no longer prepares annual reports on Form 10-K). By April 15, 2002 and 2003, the Company shall pay to the Executive a cash bonus equal to two percent (2%) of the amount by which the aggregate EBIT-D for the fiscal year ending on the most recent December 31st exceeds EBIT-D for the fiscal year ending on the preceding December 31st (the "Annual Cash Bonus"). For example, if EBIT-D for the year ending December 31, 2001 equals $20,000,000, and EBIT-D for the year ending December 31, 2000 was $15,000,000, the Executive would be entitled to receive an Annual Cash Bonus equal to $100,000 ($20,000,000 - $15,000,000 = $5,000,000 x .02 = $100,000).
Notwithstanding the foregoing, under no circumstances will the Executive be entitled to receive an Annual Cash Bonus in excess of one hundred fifty percent (150%) the then applicable Base Salary.

         (b) In addition to the Annual Cash Bonus, the Executive shall be shall be entitled to receive a one-time cash bonus of $125,000 in the event that the aggregate EBIT-D for any four (4) consecutive fiscal quarters during the Term equals or exceeds $40,000,000. Such bonus shall be paid within sixty (60) days following the end of the last applicable fiscal quarter.

         (c) On each June 30th during the Term the Executive shall be entitled to receive non-qualified stock options (the "Option Bonus") to purchase a number of shares of Common Stock equal to thirty percent (30%) of the dollar amount of the Annual Cash Bonus due for the fiscal year ending on the preceding December

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31st (i.e. if the Cash Bonus equals $100,000, then the Executive shall receive options to purchase 30,000 shares of Common Stock). The options comprising the Option Bonus shall vest quarterly over a one (1) year period commencing on the September 30th following the date of grant and be exercisable at a price equal to the closing bid price of the Company's shares of Common Stock on the date of grant as reported by The Nasdaq Stock Market.

                  4.4 EXPENSES. During the Term, the Company shall promptly reimburse the Executive for all reasonable and necessary travel expenses and other disbursements incurred by the Executive on behalf of the Company, in performance of the Executive's duties hereunder, assuming Executive has received prior approval for such travel expenses and disbursements by the Company to the extent possible consistent with corporate practices with respect to the reimbursement of expenses incurred by the Company's senior executives. In addition, the Company shall secure $120,000 of long term disability insurance coverage for the Executive. The premium for such policy shall be paid 75% by the Company and 25% by the Executive. The Company also agrees to pay (i) reasonable expenses incurred by the Executive in connection with his operation of a cellular telephone, and (ii) $500 per month for expenses incurred by the Executive in connection with his ownership and operation of an automobile.

                  4.5 BENEFITS. The Executive shall be permitted during the Term to participate in any hospitalization or disability insurance plans, health programs, pension plans, bonus plans or similar benefits that may be available to other executives of the Company (including coverage under any officers and directors liability insurance policy), subject to such eligibility rules as are applied to senior managers generally.

                  5.   DEATH OR DISABILITY OF THE EXECUTIVE. If the Executive
(i) dies or (ii) is incapacitated or disabled by accident, sickness or otherwise so as to render the Executive mentally or physically incapable of performing the services required to be performed under this Agreement for a period of 90 consecutive days or 120 days in any period of 360 consecutive days (a

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"Disability"), the Company may, at the time or during the period of such
Disability, at its option, terminate the employment of the Executive under this Agreement immediately upon giving the Executive written notice to that effect.

                  6.   TERMINATION.

                  (a) The Company may terminate the employment of the Executive and all of the Company's obligations under this Agreement at any time for Cause (as hereinafter defined) by giving the Executive notice of such termination, with reasonable specificity of the details thereof. "Cause" shall include, without limitation, the following: (i) failure or neglect, by the Executive to perform the duties of the Executive's position; (ii) failure of the Executive to obey orders given by the Company or his supervisors; (iii) misconduct by the Executive in connection with the performance of any of his duties, including, without limitation, misappropriation of funds or property of the Company, securing or attempting to secure personally any profit in connection with any transaction entered into on behalf of the Company, misrepresentation to the Company, or any violation of law or regulations on Company premises or to which the Company is subject; (iv) commission by the Executive of an act involving moral turpitude, dishonesty, theft or unethical business conduct, or conduct which impairs or injures the reputation of, or harms, the Company; (v) disloyalty by the Executive, including without limitation, aiding a competitor;
(vi) failure by the Executive to devote his full business time and best efforts to the Company's business and affairs; (vii) failure by the Executive to work exclusively for the Company; (viii) failure to fully cooperate in any investigation by the Company; (ix) any material breach of this Agreement or Company rules; (x) any other act of misconduct by the Executive; or (xi) the Executive's abuse of alcohol or other drugs or controlled substances. A termination pursuant to this Section 6(a) shall take effect 20 days after the giving of written notice to the Executive unless the Executive shall, during such 20-day period, remedy to the reasonable satisfaction of the Board of Directors of the Company the misconduct, disregard, abuse or breach specified in such notice; PROVIDED, HOWEVER, that such termination shall take effect

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immediately upon the giving of such notice if the Board of Directors of the
Company shall, in its reasonable discretion, have determined that such misconduct, disregard, abuse or breach is not remediable (which determination shall be stated in such notice).

                  (b) The Company may terminate the employment of the Executive and all of the Company's obligations under this Agreement (except as hereinafter provided) at any time during the Term without Cause by giving the Executive written notice of such termination, to be effective 15 days following the giving of such written notice.

                  (c) The Executive may terminate this Agreement by delivering written notice to the Company within thirty (30) days following the effective date of a Change of Control.

                  As used herein, the term "Change of Control" shall mean: (i) when any "person" as defined in Section 3(a)(9) of the Securities and Exchange Act of 1934, as amended (the "Exchange Act"), and as used in Section 13(d) and 14(d) thereof, including a "group" as defined in Section 13(d) of the Exchange Act, but excluding the Company or any subsidiary or any affiliate of the Company or any employee benefit plan sponsored or maintained by the Company or any subsidiary of the Company (including any trustee of such plan acting as trustee), becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act) of securities of the Company representing 20% or more of the combined voting power of the Company's then outstanding securities; or (ii) when, during any period of twenty-four (24) consecutive months, the individuals who, at the beginning of such period, constitute the Board of Directors (the "Incumbent Directors") cease for any reason other than death to constitute at least a majority thereof, provided, however, that a director who was not a director at the beginning of such 24-month period shall be deemed to have satisfied such 24-month requirement (and be an Incumbent Director) if such director was elected by, or on the recommendation of or with the approval of, at least two-thirds of the directors who then qualified as Incumbent Directors either actually (because they were directors at the beginning of such 24-month

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period) or through the operation of this proviso; or (iii) the occurrence of a transaction requiring stockholder approval for the acquisition of the Company by an entity other than the Company or a subsidiary or an affiliated company of the Company through purchase of assets, or by merger, or otherwise.

                  (d) The Executive may terminate this Agreement upon twenty
(20) days prior written notice (i) with Good Reason, or (ii) without Good Reason. "Good Reason" shall mean (i) the Company materially diminished the duties and responsibilities of the Executive or (ii) the Company breached a material obligation under this Agreement and such breach has not been remedied within the twenty (20) day notice period set forth above.

         For convenience of reference, the date upon which any termination of the employment of the Executive pursuant to Sections 5 or 6 shall be effective shall be hereinafter referred to as the "Termination Date".

                  7.   EFFECT OF TERMINATION OF EMPLOYMENT.

                  (a) Upon the termination of the Executive's employment for Cause, neither the Executive nor the Executive's beneficiaries or estate shall have any further rights to compensation under this Agreement or any claims against the Company arising out of this Agreement, except the right to receive
(i) the unpaid portion of the Base Salary provided for in Section 4.1, earned through the Termination Date (the "Unpaid Salary Amount"), and (ii) reimbursement for any expenses for which the Executive shall not have theretofore been reimbursed, as provided in Section 4.6 (the "Expense Reimbursement Amount"). All options granted to the Executive shall terminate on the Termination Date.

                  (b) Upon the termination of the Executive's employment (i) as a result of the Executive's death or Disability, or (ii) the termination of this Agreement by the Executive without Good Reason, neither the Executive nor the Executive's beneficiaries or estate shall have any further rights to compensation under this Agreement or any claims against the Company arising out of this Agreement, except the right to receive (x) the Unpaid Salary Amount, (y)

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the Expense Reimbursement Amount and (z) accrued and unpaid amounts owed to the
Executive under Section 4.3 hereof through the Termination Date, including a pro-rata entitlement to such amounts equal to the award to which the Executive would have been entitled at the end of the applicable fiscal period pro-rated for the period of the Executive's employment during such fiscal period (collectively, the "Additional Payments").

                  (c) Upon the termination of the Executive's employment without Cause and not as a result of a Disability or by the Executive for Good Reason, neither the Executive nor the Executive's beneficiaries or estate shall have any further rights to compensation under this Agreement or any claims against the Company arising out of this Agreement, except the Executive shall have the right to receive (i) the Unpaid Salary Amount, (ii) the Expense Reimbursement Amount,
(iii) severance compensation equal to the Base Salary for the lesser of (a) the remaining term of this Agreement (as if this Agreement was not terminated) and
(b) twelve (12) months, all of which is payable within thirty (30) days following the Termination Date and (iv) the Additional Payments.

                  (d) Upon the termination of this Agreement by the Executive in accordance with Section 6(c), neither the Executive nor the Executive's beneficiaries or estate shall have any further rights to compensation under this Agreement or any claims against the Company arising out of this Agreement, except the Executive shall have the right to receive (i) the Unpaid Salary Amount, (ii) the Expense Reimbursement Amount, (iii) severance compensation equal to the Base Salary for the remaining term of this Agreement (as if this Agreement was not terminated) and (iv) the Additional Payments.

                  8. CONFIDENTIAL INFORMATION; INVENTIONS. (a) Executive recognizes that he has had and will continue to have access to secret and confidential information regarding the Company, including but not limited to its customer list, products, know-how, and business plans. Executive acknowledges that such information is of great value to the Company, is the sole property of the Company, and has been and will be acquired by him in confidence. In

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consideration of the obligations undertaken by the Company herein, Executive will not, at any time, during or after his employment hereunder, reveal, divulge or make known to any person, any information acquired by Executive during the course of his employment, which is treated as confidential by the Company, including but not limited to its customer list, not otherwise in the public domain, other than in the ordinary course of business during his employment hereunder. The provisions of this Section 8 shall survive Executive's employment hereunder.

                  (b) The Company has hired the Executive to work full time so that anything the Executive produces during the Term and in connection with his performance under this Agreement is the property of the Company. Any writing, invention, design, system, process, development or discovery conceived, developed, created or made by the Executive, alone or with others, during the period of his employment hereunder and applicable to the business of the Company, whether or not patentable, registrable, or copyrightable shall become the sole and exclusive property of the Company.

                  (c) The Executive shall disclose the same promptly and completely to the Company and shall, during the period of his employment hereunder and at any time and from time to time hereafter, (i) execute all documents requested by the Company for vesting in the Company the entire right, title and interest in and to the same, (ii) execute all documents requested by the Company for filing such applications for and procuring patents, trademarks, service marks or copyrights as the Company, in its sole discretion, may desire to prosecute, and (iii) give the Company all assistance it may reasonably require, including the giving of testimony in any suit, action, investigation or other proceeding, in order to obtain, maintain and protect the Company's right therein and thereto.

                  9.   COVENANT NOT TO COMPETE.

                  (a) Executive recognizes that the services to be performed by him hereunder are special, unique and extraordinary. The parties confirm that it is reasonably necessary for the protection of Company that Executive agree, and

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accordingly, Executive does hereby agree, that he shall not, directly or indirectly, at any time during the term of the Agreement and the "Restricted Period" (as defined in Section 9(e) below):

                                    (i)  except as provided in Subsection (d)
                           below, be engaged in the manufacturing, sourcing, sale, marketing or distribution of footwear products or provide technical assistance, advice or counseling regarding the footwear industry to or with ____________________ or any affiliate of any such entities (collectively, the "Footwear Companies") or transact business, either on his own behalf or as an officer, director, stockholder, partner, consultant, associate, employee, owner, agent, creditor, independent contractor, or co-venturer of any third party with any of the Footwear Companies; or


                                    (ii) employ or engage, or cause or
                           authorize, directly or indirectly, to be employed or engaged, for or on behalf of herself or any third party, any employee or agent of Company or any affiliate thereof.

                  (b) Executive hereby agrees that he will not, directly or indirectly, for or on behalf of himself or any third party, at any time during the term of the Agreement and during the Restricted Period solicit any customers of the Company or any affiliate thereof in a manner which directly or indirectly competes with the Company.

                  (c) If any of the restrictions contained in this Section 9 shall be deemed to be unenforceable by reason of the extent, duration or geographical scope thereof, or otherwise, then the court making such determination shall have the right to reduce such extent, duration, geographical

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scope, or other provisions hereof, and in its reduced form this Section shall then be enforceable in the manner contemplated hereby.

                  (d) This Section 9 shall not be construed to prevent Executive from owning, directly or indirectly, in the aggregate, an amount not exceeding one percent (1%) of the issued and outstanding voting securities of any class of any company whose voting capital stock is traded on a national securities exchange or on the over-the-counter market other than securities of the Company.

                  (e) The term "Restricted Period," as used in this Section 9, shall mean the period of Executive's actual employment hereunder, and if the Executive resigns without Good Reason, the six month period commencing on the Termination Date.

                  (f) The provisions of this Section 9 shall survive the end of the Restricted Period as provided in Section 9(e) hereof.

                  (g) In the event that the Executive breaches the terms and provisions of Section 9(a)(i) above, the Company may terminate all unvested options comprising the Option Bonus and shall be the Company's sole remedy hereunder.

                  10.   MISCELLANEOUS.

                  10.1  REPRESENTATIONS AND WARRANTIES OF THE EXECUTIVE.
The Executive hereby represents and warrants to the Company as follows: (i) the Executive has the legal capacity and unrestricted right to execute and deliver this Agreement and to perform all of his obligations hereunder; (ii) the execution and delivery of this Agreement by the Executive and the performance of his obligations hereunder will not violate or be in conflict with any fiduciary or other duty, instrument, agreement, document, arrangement or other understanding to which the Executive is a party or by which he is or may be bound or subject; and (iii) the Executive is not a party to any instrument, agreement, document, arrangement or other understanding with any person (other than the Company) requiring or restricting the use or disclosure of any confidential information or the provision of any employment, consulting or other services, excluding certain provisions regarding confidentiality contained in

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that certain Consulting Agreement dated October 27, 2000 by and between The
Stride Rite Corporation and the Executive. The Executive agrees to indemnify the Company for any costs, liabilities or expenses incurred by the Company as a result of a breach by the Executive of this Section 10.1.

                  10.2 INJUNCTIVE RELIEF. Executive acknowledges that the services to be rendered under the provisions of this Agreement are of a special, unique and extraordinary character and that it would be difficult or impossible to replace such services. Accordingly, Executive agrees that any breach or threatened breach by him of Section 8 or Section 9 of this Agreement shall entitle the Company, in addition to all other legal remedies available to it, to apply to any court of competent jurisdiction to seek to enjoin such breach or threatened breach. The parties understand and intend that each restriction agreed to by Executive hereinabove shall be construed as separable and divisible from every other restriction, that the unenforceability of any restriction shall not limit the enforceability, in whole or in part, of any other restriction, and that one or more or all of such restrictions may be enforced in whole or in part as the circumstances warrant. In the event that any restriction in this Agreement is more restrictive than permitted by law in the jurisdiction in which Company seeks enforcement thereof, such restriction shall be limited to the extent permitted by law.

                  10.3 ASSIGNMENTS. Neither Executive nor the Company may assign or delegate any of their rights or duties under this Agreement without the express written consent of the other.

                  10.4 ENTIRE AGREEMENT. This Agreement constitutes and embodies the full and complete understanding and agreement of the parties with respect to Executive's employment by Company, supersedes all prior understandings and agreements, whether oral or written, between the Executive and Company, and shall not be amended, modified or changed except by an instrument in writing executed by the party to be charged. The invalidity or partial invalidity of one or more provisions of this Agreement shall not

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invalidate any other provision of this Agreement. No waiver by either party of any provision or condition to be performed shall be deemed a waiver of similar or dissimilar provisions or conditions at the same time or any prior or subsequent time.

                  10.5 BINDING EFFECT. This Agreement shall inure to the benefit of, be binding upon and enforceable against, the parties hereto and their respective successors, heirs, beneficiaries and permitted assigns.

                  10.6 HEADINGS. The headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

                  10.7 NOTICES. All notices, requests, demands and other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given when personally delivered, sent by registered or certified mail, return receipt requested, postage prepaid, or by private overnight mail service (e.g. Federal Express) to the party at the address set forth above or to such other address as either party may hereafter give notice of in accordance with the provisions hereof. Notices shall be deemed given on the sooner of the date actually received or the third business day after sending.

                  10.8 GOVERNING LAW; JURISDICTION. This Agreement shall be governed by and construed in accordance with the laws of the State of New York without giving effect to such State's conflicts of laws provisions. Each of the parties hereto hereby irrevocably consents and submits to the exclusive jurisdiction of the Supreme Court of the State of New York, in New York County, and of the United States District Court for the Southern District of New York in connection with any suit, action or other proceeding concerning the interpretation of this Agreement or enforcement of Sections 8 or 9 of this Agreement. The Executive waives and agrees not to assert any defense that the

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court lacks jurisdiction, venue is improper, inconvenient forum or otherwise.
The Executive waives the right to a jury trial and agrees to accept service of process by certified mail at the Executive's last known address.

                  10.9 COUNTERPARTS. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one of the same instrument.

                  10.10 SEPARABILITY. If any of the restrictions contained in this Agreement shall be deemed to be unenforceable by reason of the extent, duration or geographical scope thereof, or otherwise, then the court making such determination shall have the right to reduce such extent, duration, geographical scope, or other provisions hereof, and in its reduced form this Agreement shall then be enforceable in the manner contemplated hereby.

                  10.11 POST EMPLOYMENT OBLIGATIONS. (a) All records, files, lists, including computer generated lists, drawings, documents, equipment and similar items relating to the Company's business which the Executive shall prepare or receive from the Company shall remain the Company's sole and exclusive property. Upon termination of this Agreement, the Executive shall promptly return to the Company all property of the Company in his possession. The Executive further represents that he will not copy or cause to be copied, print out or cause to be printed out any software, documents or other materials originating with or belonging to the Company. The Executive additionally represents that, upon termination of his employment with the Company, he will not retain in his possession any such software, documents or other materials.

                  (b) The Executive agrees that during his employment he shall, at the request of the Company, render all assistance and perform all lawful acts that the Company considers necessary or advisable in connection with any litigation involving the Company or any director, officer, employee, shareholder, agent, representative, consultant, client or vendor of the Company. In addition, following the Executive's employment with the Company, the Executive shall provide the assistance and perform the acts set forth in the preceding sentence at such times as are reasonably acceptable to him.

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         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date set forth above.


                                       STEVEN MADDEN, LTD.


                                       By: /s/ STEVEN MADDEN
                                           -------------------------------------
                                           Name:  Steven Madden
                                           Title:


                                           /s/ RICHARD OLICKER
                                           -------------------------------------
                                           Richard Olicker